Kandi Paves The Way For Mass Production Of Super-Mini Cars
With Planned $12.3 Million Acquisition Of Adjacent Land And Production Facility;
Says Growing Demand For Go-Karts Also Spurs Need For Expanded Facilities

JINHUA, ZHEJIANG PROVINCE, CHINA—April 22, 2008 -- Kandi Technologies, Corp. (“Kandi”) ( NASDAQ: KNDI ), an emerging US traded PRC-based designer, engineer and manufacturer of small vehicles, including ATVs, beach vehicles, golf carts and approximately 15% of China’s global export market of go-karts, announced today that to help facilitate the Company’s rapid expansion, it expects to close the acquisition by June 30, 2008 of an adjacent 200 acres of land in the Zhejiang Province, which includes a newly-built 24,560 square meter production facility and an all terrain vehicle (ATV) testing center.

Further describing the transaction, the Company said its wholly owned subsidiary Zhejiang Kandi Vehicles Co., Ltd., will acquire for $12.3 million all of the issued and outstanding shares of Kandi Special Vehicles Co, Ltd, (KSV), which owns the land and facilities, through an agreement with KSV’s two sole shareholders, Mr. Lang Jianfeng and Mr. Hu Xintao. Upon completion of the transaction, KSV will become a wholly owned subsidiary of the Company.

Mr. Hu Xiaoming, CEO and Chairman of the Board of Kandi, stated, “The rapid growth of our Company, especially as reflected in the increased demand for go-karts, has made the addition of special-purpose go-kart production facilities a top priority. At the same time, as we move from the trial production in 2007 of our super-mini cars to mass production in 2008, we also require the capacity to accommodate our growth plans for this exciting new product line which we see as a big part of our future.”

He added, “We will be able to meet these expansion needs with this acquisition, and by July 1, 2008, we expect to begin to shift all ATV, UTV and go-kart production to the new facility and to utilize our current facilities for ramping up production of our super-mini cars.”

About the Company

Kandi Technologies, Corp. is a PRC (China)-based vehicle machinery producer, concentrating on three areas of small vehicle production: go-karts, special purpose vehicles and casual purpose vehicles. At present, it is among the leading producers of go-karts in the world, with an estimated 15% share of China’s global export market and a goal of doubling this share, in large part by becoming the leading producer of this increasingly popular recreational product in China. Focusing on the country’s rapid economic development, the Company also sees an increasing need for transportation vehicles for specific purposes, in particular, mini-size pesticide spraying vehicles and mini-service vehicles. Additionally, the Company produces a wide and growing range of ATVs which it believes represent the highest quality vehicles of this type in China, aimed at the export market as well as the rapidly growing market in the PRC. The Company also is focused on the development of fashionable, energy saving mini-cars. It has produced mini-cars that have completed the trial stage and is now preparing to start mass production. It expects to begin to export these cars to the American market, followed by sales in China when the domestic market is more mature. Kandi is a US full reporting company whose shares are traded under the symbol “KNDI.”

The Company’s products can be viewed at http://www.chinakandi.com

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contacts:

Kandi Technologies Corp.
Hu Xiaoming
President and CEO
(86-0579) 82239700

US Investors

Focus Asia Partners
Robert Agriogianis
Tel: 973-845-6642
Fax: 973-966-6252

Press

Tel: 212-425-5700
Fax: 212-425-6951